Chairman and Consulting Agreement

This agreement (the “Agreement”), effective August 22, 2019 (the “Effective Date”), between David Epstein, and Axcella Health Inc. (the “Company”) (each, a “Party” and together the “Parties”) and sets the terms of and compensation for Mr. Epstein’s position as Chairman of the Company’s Board of Directors (“Chairman”) and additional consulting services.

1.                                    Chair Position and Compensation.  You will serve as Chairman, in which capacity you will undertake a strategic leadership role for the Company and provide guidance and oversight for the chief executive officer of the Company, who will have responsibility for the Company’s day-to-day operations.  As Chairman, you are a non-employee director of the Company.  As the Company’s Chairman, you will report to and serve at the pleasure of the Company’s Board of Directors (the “Board”). The Board will review and approve your compensation for your services in the role of Chair of the Board, taking into account market information from the Company’s independent compensation consultants.

2.                                     Consulting Services and Compensation. In addition to your duties as Chairman, the Company hereby engages you for consulting services in connection with various Company activities including, strategic initiatives, financings, investor relations, business development efforts and support with attraction of talent and recruitment of senior management roles at the Company (“Consulting Services”). For your Consulting Services, the Company shall pay annually to Remedii LLC, a limited liability company for which you are the Managing Member, a base retainer at the rate of $300,000 (“Consulting Retainer”) and, subject to approval of terms by the Board annually, will issue you an option to purchase 65,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on Nasdaq Global Market on the date the Board approves and grants this option (the “Consulting Options”). For services performed in 2019, as soon as practicable after the Effective Date, the Company shall pay an installment of $150,000 and the rest of the 2019 Consulting Retainer shall be paid in two equal installments payable on the last day business day of the third and fourth calendar quarters of 2019. Fifty percent of the Consulting Options granted in 2019 shall be fully vested on the day it is granted by the Board and the remainder shall vest in equal monthly installments thereafter so that the Consulting Options granted in 2019 shall be fully vested within one year of the grant date. Beginning in 2020 (i) the Consulting Retainer shall be paid in four quarterly installments on the last business day of each calendar quarter and (ii) the Consulting Option shall be granted during the first quarter of the calendar year, with one-twelfth of the Consulting Option vesting monthly so that the Consulting Option is fully vested within one year of the grant date, subject to you continuing to provide Consulting Services on each such vesting date. Your Consulting Retainer and Consulting Option will be subject to periodic review and adjustments at the Company’s discretion.

3.                                      Time Commitment; Non-Competition.  It is understood and agreed that you will dedicate approximately 50 working days per year to the Company in your role as Chair and for Consulting Services.  With respect to your time during which you are not engaged with the Company, you retain the right to provide services to other companies or entities; provided, that during your engagement with the Company and for a period of one (1) year after

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any termination of your status as Chairman or director, or of your Consulting Services hereunder, for any reason, you may not provide services to any business, commercial entity, or enterprise that competes with any business developing or marketing amino acids for therapeutic or health purposes or that competes directly or indirectly with the Company (“Competing Services”).  The foregoing shall not prevent you from conducting academic research, teaching or related non-commercial activity. Notwithstanding any other agreement with the Company to the contrary, neither the Company nor any of its affiliates shall have any ownership interest, license or other rights in respect to any work product that you produce, create, develop or otherwise contribute to by reason of your permitted service for any person other than the Company or any of its affiliates, that does not relate to the business of the Company, or the products or services being researched, developed, manufactured or sold by the Company, result from services you provide to the Company, or result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company. You understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and you consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. You further acknowledge that a court may render an award extending the one-year restricted period as one of the remedies in the event of your violation of this Agreement. If you violate this Agreement, in addition to all other remedies available to the Company at law (including, without limitation, the Company’s right to discontinue any payments you may receive pursuant to the Agreement), in equity, and under contract, you agree that you are obligated to pay all the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.

4.                                      On-Site Presence.  It is understood that, from time to time, your presence might be necessary on site at the Company’s office in Massachusetts; however, it is agreed and understood that you shall not be required to relocate to Massachusetts.  To the extent that you are required to travel in the performance of your duties, you will be reimbursed for the reasonable costs incurred in connection therewith, and shall be permitted to fly business class or equivalent.

5.                                      Additional Terms applicable to Consulting Options

You will be able to exercise each Consulting Options until the earlier of (i) one year following the termination of the Consulting Services and (ii) the expiration of the term of the applicable Consulting Option.  Notwithstanding the foregoing, any outstanding Consulting Options shall terminate immediately in the event that your services as Chairman are terminated for Cause.

(a)  Except as otherwise expressly provided herein, the terms of the Company’s applicable equity incentive plan and each option agreement issued in connection with the Consulting Options (such documents, together with the equity incentive plan(s) and equity award agreements governing any other stock-based awards held by you, the “Equity Documents”) shall apply to the Consulting Options.

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(b)  With respect to the Consulting Options, Cause shall be defined to mean (A) your continuing failure (except where due to physical or mental incapacity) to substantially perform your duties hereunder; (B) your willful misconduct, malfeasance or gross neglect in the performance of your duties hereunder; (C) your commission of a felony or a misdemeanor involving moral turpitude; (D) your material breach of Section 2, 3 or 7 of this Agreement; or (E) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

6.                                      Independent Contractor; Termination of Consulting Services. Your provision of Consulting Services under this Agreement shall at all times be as an independent contractor, and nothing herein shall be construed to create a partnership, joint venture, or employment/agency relationship between you and the Company. Neither Party shall have any authority to enter into agreements of any kind on behalf of the other Party and shall not have the power or authority to bind or obligate the other Party in any manner to any third party. Each Party agrees that it is not, and shall not represent itself as, a partner, joint venturer, agent, employee, or general representative of the other Party or to make any representations on the other Party’s behalf. You shall not for any purpose be deemed an employee of the Company within the meaning of any Federal or State income tax law, unemployment insurance law, workers' compensation law or similar law. You and Remedii LLC shall have sole responsibility for withholding and/or payment, on behalf of yourself, of all federal, state, and local taxes or contributions imposed or required under unemployment and workers compensation insurance, social security and income tax laws and for the filing of all required tax forms. You agree that you shall not be entitled to any benefits, coverages, or other privileges, including, without limitation, workers compensation, unemployment, medical, pension, or other employee welfare benefits and payments provided to the Company’s employees.

Your provision of Consulting Services may be terminated by either Party at any time for any or no reason, upon written notice to the other Party.  In the event of any such termination of the Consulting Services, the Company shall pay Remedii LLC (i) the pro-rated Consulting Retainer through the date of your termination and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

7.                                      Confidential Information and Restricted Activities.  By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s form confidential information agreement (the “Confidentiality Agreement”) attached as Exhibit 1, the terms of which are incorporated by reference herein.  You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  For avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to

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any governmental agency or other governmental entity concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.                                      Taxes.  You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

9.                                      Interpretation, Amendment and Enforcement.  This Agreement, including the Confidentiality Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your relationship with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your relationship with the Company (the “Disputes”) will be governed by Florida law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Florida in connection with any Dispute or any claim related to any Dispute.

10.                               Assignment.  Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Confidentiality Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

11.                               Miscellaneous.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  This Agreement may be executed in two or more

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counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

12.                               Other Terms.  By signing this Agreement, you represent to the Company that, except as referenced in Section 3 hereof, you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company.  With respect to your services for the Company, you shall be entitled to be indemnified in accordance with any indemnification policies established by the Company for the benefit of officers and directors of the Company, including being eligible for coverage under any director and officer liability insurance policies that the Company may have in effect from time to time, on the same terms as apply to the Company’s other officers and directors.

[Signature Page Follows]

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Please acknowledge, by signing below, that you have accepted this amended and restated Agreement.

Very truly yours,

By:	/s/ William Hinshaw
William Hinshaw
Chief Executive Officer
Date:	August 22, 2019

I have read and accept this Chairman and Consulting Agreement on behalf of myself and in my capacity as the Managing Member of Remedii LLC:

/s/ David Epstein	August 22, 2019
David Epstein	Date
c/o Axcella Health Inc.
840 Memorial Drive Cambridge MA 02139

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